                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of theSecurities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

                Eller                Marlin                 J
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               (Last)               (First)              (Middle)

                               800 15th Avenue E
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                                    (Street)

               Seattle                  WA                 98112
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               (City)                (State)               (Zip)

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              2. Date of Event Requiring Statement (Month/Day/Year)

                                   02/15/2000
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         3. IRS Identification Number of Reporting Person, if an Entity
                                  (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol

                          SUNHAWK.COM CORPORATION/SNHK
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

            Chairman of the Board, Chief Executive Officer, President
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               6. If Amendment, Date of Original (Month/Day/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)  2. Amount of Securities   3. Ownership Form:         4. Nature of Indirect
                                    Beneficially Owned        Direct (D) or Indirect     Beneficial
                                    (Instr. 4)                (I) (Instr. 5)             Ownership (Instr. 5)
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                                                                                         Trustee of Family Trust
Common Stock (no par value)             1,024,284                    I                   which owns the shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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        Table II -- Derivative Securities Beneficially Owned e.g., puts, calls, warrants, options, convertible securities)
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1. Title of     2. Date Exercisable     3. Title and amount of Securities  4. Conversion   5. Ownership   6. Nature of
   Derivative      and Expiration Date     Underlying Derivative Security     or Exercise     Form of        Indirect
   Security        (Month/Day/Year)        (Instr. 4)                         Price of        Derivative     Beneficial
   (Instr. 4)                                                                 Derivative      Security       Ownership
                                                                              Security        Direct (D)     (Instr. 5)
                                                                                              or Indirect
                                                                                              (I) (Instr.
                                                                                              5)
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                Date         Expiration         Title              Amount
                Exercisable  Date                                  of
                                                                   Number
                                                                   of
                                                                   Shares
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Options          2/15/02     2/15/10  Common Stock (no par value)   7,500      12.00          D
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Options          8/15/02     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Options          2/15/03     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Options          8/15/03     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Options          2/15/04     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Options          8/15/04     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Options          2/15/05     2/15/10  Common Stock (no par value)   3,750      12.00          D
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Explanation of Responses:


                                  /s/ Marlin J. Eller
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                                  **Signature of Reporting Person


                                  2/28/00
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                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.